Exhibit 10.1

May 8, 2009

Mr. Alan P. Niedzwiecki

Chief Executive Officer and President

Quantum Fuel Systems Technologies Worldwide, Inc.

17872 Cartwright Road

Irvine, CA 92614

Re:	Financial Representative Agreement with J.P. Turner & Company, LLC

Dear Mr. Niedzwiecki,

This letter (the “Agreement”) is to set forth the terms and conditions pursuant to which J.P. Turner & Company, L.L.C. (the “Agent”) shall serve as exclusive placement agent and financial advisor in connection with the best efforts sale of new securities (the “Offering”) of Quantum Fuel Systems Technologies Worldwide, Inc. (the “Company”), for purposes of execution of the business plan, pursuant to all transaction documents that memorialize the Offering to be offered only to accredited investors (the “Memorandum”). The Agent understands that the exclusivity is limited in scope to the securities covered by the Memorandum for this particular Offering only and that during the term of this Agreement the Company is not precluded from selling its equity or debt securities to investors not introduced by the Agent and that Agent shall not be entitled to any fees, damages or other form of remuneration as a result of such sales. However the company agrees that from the date of the Memorandum until the earlier of the termination of this Agreement or the closing of this offering (the “Offering Period”) the Agent shall act as exclusive Placement Agent for this offering. The securities to be sold in the Offering are expected to be common shares and warrants (the “Securities”); however, the Company and Agent (collectively, the “Parties”) can elect to offer different securities. The gross proceeds from the Offering are estimated to be $12,000,000. It is contemplated that the pricing for the Securities will be equal to ninety percent (90%) of the market value for the common shares as of the date of the Initial closing and ten percent (10%) warrant coverage at one hundred and twenty-five percent (125%) of the market value of the underlying common shares on the date of the Initial closing. All Warrants issued under this Offering will be non-exercisable for a period of six months from issuance. The Offering will be on a reasonable best efforts basis as outlined on the mutually executed term sheet between the Parties.

1.0 THE PARTIES

1.1 The Company, with its principal office at 17872 Cartwright Road, Irvine, CA 92614.

1.2 The Agent, with its principal office at 3060 Peachtree Road, 11th FL, Atlanta, GA, 30305.

1.3 The persons executing this Agreement represent to each other that they have full and complete authority to do so.

2.0 THE AGREEMENT

2.1 Agent will conduct an Offering of the Securities, the Agent’s role will include: (i) identifying and offering the Securities to purchasers who are “accredited investors” or “qualified institutional buyers” (“Investor(s)”) under and as defined in the Securities Act of 1933, as amended (the “Securities Act”) (ii) attempting, on a “reasonable best efforts” basis to secure acceptable commitments from Investors to purchase the Securities (iii) coordinating the closing of sales of the Securities with Investors and the Company, and (iv) assembling co-placement agents and/or syndicate selling agents as the Agent deems appropriate (collectively, the “Services”).

Quantum Fuel Systems Technologies Worldwide, Inc.

Financial Representative Agreement

May 7, 2009

2.2 The Company represents and warrants to the Agent that with respect to the Offering: (i) the Company will consult with its own legal counsel on all aspects of the Offering; (ii) Agent has not made any representations to the Company to induce it to execute this Agreement other than those expressly and directly made herein; (iii) the Company will not rely on any information, representations or warranties of any individual or entity, including without limitation the Agent, in connection with the Offering but for those made directly, personally and expressly in the definitive transaction documents memorializing the Offering.

2.3 In connection with the Services, the Company authorizes the Agent to identify and introduce the Company to Investors in connection with the Offering. Prior to any introduction to any Investor the Agent must first disclose the identity of each. The Company, in its sole discretion, can approve or decline such introduction. If the Company does not decline an introduction to the Investor in writing within seven (7) business days of the disclosure of the names of the Investor, then such inaction shall be deemed an approval of such introduction. It is expressly agreed that the Company shall promptly respond to all such introduction proposals. Any Investor whose introduction to the Company is approved by the Company shall be referred to herein as an “Agent Proposed Investor”.

2.4 A closing shall occur if any Securities have been purchased by an Agent Proposed Investor (the “Closing”). If the Securities are purchased through multiple fundings or stepped milestones, then each such separate funding shall be deemed a Closing, and the fees shall be paid to the Agent at each Closing. The total amount of the fee due (as described in Section 3.2) to Agent shall be due and payable on the date of Closing and delivered simultaneously to the Agent with the delivery of the funds to the Company. The Company shall be under no obligation to consummate the Offering, except upon such terms as shall be acceptable to the Company in its sole discretion. Nothing in this Agreement shall constitute an undertaking by the Agent to underwrite or otherwise purchase the Securities offered in the Offering or any other transaction that may be developed as an alternative.

2.5 The term of this Agreement shall be 12 months from the Engagement Date (the “Term”) unless sooner terminated by delivery of 30 days writing notice by one party to the other. Upon expiration or termination of this Agreement, the Agent shall be entitled to receive all accrued compensation and un-reimbursed expenses (as described herein), if any.

3.0 THE FEES

3.1 THE RETAINER

3.1.a The Company shall pay to Agent a non refundable retainer of twenty-five thousand dollars ($25,000) (the “Retainer”). The Retainer will be non-refundable and allocated for due diligence, planning and coordination, and implementation of the services described herein. The Retainer shall be divided and paid in accordance to the following:

i)	$20,000 – Upon the execution of this Agreement. This amount will be credited against fees earned in the Offering.

ii)	$5,000 – Upon the execution of this Agreement. This amount will be credited actual travel and legal expenses.

3.2 THE OFFERING

3.2.a Upon the first Closing of gross proceeds of five million dollars ($5,000,000) with Agent Proposed Investors, the Company shall issue to Agent a non-refundable retainer warrant to purchase three hundred thousand (300,000) common shares (the “Retainer Warrant”) with an exercise price equal to one

Quantum Fuel Systems Technologies Worldwide, Inc.

Financial Representative Agreement

May 7, 2009

hundred and twenty-five percent (125%) of the market value of the underlying common shares on the date of the initial Closing, a term of five (5) years from the date of issuance and the warrants shall contain a “Cashless Exercise” provision. Upon issuance, the Retainer Warrant will immediately vest, be fully earned, and be non-refundable and allocated for the implementation of the services described herein; provided, however, Agent cannot exercise the Retainer Warrant for a period of six (6) months following its issuance.

3.2.b Upon each Closing with Agent Proposed Investors, the Company shall pay Agent a cash fee (the “Placement Fee”). The Placement Fee shall be due and payable on the date of each Closing and delivered simultaneously to the Agent with the delivery of the funds to the Company. The Placement Fee is a percentage of the gross proceeds of the Offering as received by the Company from the Agent Proposed Investor (the “Gross Proceeds”) and in accordance to the following schedule:

ii) Accredited Retail Investors:

7% Selling Concession on Gross Proceeds

3% Management fee on Gross Proceeds

2% Non-Accountable Fee on Gross Proceeds

3.2.c The Company shall also issue the Agent a warrant to purchase a number of the Company’s common shares equal to five percent (5%) of the Gross Proceeds of the Offering for Accredited Retail Investors (the “Warrant”) as received by the Company from Agent Proposed Investors. The Warrant shall have an exercise price equal to one hundred and twenty-five percent (125%) of the market value of the underlying common shares on the date of the Initial Closing (the “Strike Price”).

3.2.d Upon issuance of the Warrant, the Warrants shall immediately vest in favor of the Agent, be fully paid, non-assessable, and free of any restrictions on transfer, but for those restrictions that are the result of state or federal securities laws. The Warrant shall be issued to Agent in the form of a warrant agreement (the “Warrant Agreement”), which shall be in a form and content reasonably satisfactory to Company, Agent, and its counsel. The Warrant Agreement shall provide for, among other provisions, the above terms and the following: (i) The Agent will be granted the exact Registration Rights that are provided to the Agent Proposed Investor; (ii) The Warrants shall expire three (3) years after the date that the Warrant Agreement is issued; (iii) The Warrants shall have customary anti-dilution provisions for stock dividends, splits, mergers, and sale of substantially all assets of the Company; (iv) Agent may exercise the Warrants at any time after the six months from the date of issuance and the Company agrees to deliver the underlying common shares to the Agent within seven days; (v) The Warrants shall contain a “Cashless Exercise” provision (vi) The Company shall reserve, and at all times have available, a sufficient number of shares of its common stock to be issued upon the exercise of the Warrants and; (vii) The Company shall grant unlimited “piggy-back” registration rights, at the Company’s expense, to include the common shares underlying the Warrants in any registration statement filed by the Company under the Securities Act of 1933 relating to an underwriting of the sale of shares of common stock or other security of the Company.

3.2.e The Warrant shall be issued to J.P. Turner Partners, LP and mailed to the following address:

J.P. Turner Partners, LP

Attention: Patrick J. Power

3060 Peachtree Road, 11th Floor

Atlanta, GA 30305

Phone: 404.479.8300

Fax: 888.704.7512

3.2.f If an Agent Proposed Investor or a party referred to the Company by an Agent Proposed Investor purchases Securities during the Term of the Agreement, as amended, and twelve (12) months following the termination or expiration of this Agreement, then the Company shall be obligated to pay to the Agent the fees described in this section.

Quantum Fuel Systems Technologies Worldwide, Inc.

Financial Representative Agreement

May 7, 2009

3.3 GENERAL FEE PROVISIONS

3.3.a The Company shall reimburse Agent for reasonable, accountable out-of-pocket expenses, including the fees and expenses of its legal counsel incurred in rendering Services under this Agreement, promptly upon the presentation by Agent of an itemized statement of such expenses. The Company will pay or cause to be paid all costs and expenses incident to the Offering, including, without limitation (i) preparing, printing, or otherwise reproducing, and mailing, the disclosure memorandum, and other appropriate documents, and any amendments or supplements thereto, (ii) registering or qualifying the Securities for offer and sale in the applicable states, as specified by Agent, or obtaining exemptions there from, (iii) all taxes, if any, on the issuance of the Securities, (iv) any necessary travel and lodging expenses, including, but not limited to, due diligence, meetings, road shows, as well as clerical overtime, which shall upon sufficient notification be paid directly by the Company to Agent, and (v) all other expenses related to the Financing Transactions. Agent shall submit a detailed expense list for approval on any expense greater than $1,000.

3.3.b The Company will establish escrow arrangements that are commercially reasonable with a nationally recognized escrow agent that is approved by the Agent. The Company shall include a covenant within the escrow agreement that requires the Agent to be paid all of its fees described within this Agreement either from the funds held in escrow pending the Closing or directly from the Agent Investors in accordance with the following wiring instructions:

Account Name:	J.P. Turner & Company, L.L.C.
Bank:	Bank of America – Atlanta, GA
Address:	1500 Buford Highway
Buford, GA 30518
Phone:	(770) 497-3011
Fax:	(770) 945-6112
ABA Routing #:	026009593
Account #:	0033-4329-6904

4.0 REPRESENTATIONS AND WARRANTIES

4.1 The Company shall provide to Agent, such information, documents and instruments as may be required under Securities Act of 1933, as amended, and Regulation D there under, for an offer made to accredited investors only. The Company shall also provide Agent with all requested due diligence information for inspection and examination.

4.2 The net proceeds to the Company resulting from the sale of Securities will be used to execute the Company’s business plan, pay professional fees and costs, marketing and advertising expenses and general working capital. The Company will develop and deliver to Agent a complete Use of Proceeds Schedule (“Use of Proceeds Schedule”) to be included in the Agents due diligence binder.

4.3 No officer, director or shareholder of the Company is a member of FINRA, an employee or associated member of FINRA. The Company has not promised or represented to any person that any part of the Securities will be directed or otherwise made available to them in connection with the Offering. The Company has separately disclosed to Agent all potential conflicts of interest involving officers, directors, principal shareholders and/or employees.

Quantum Fuel Systems Technologies Worldwide, Inc.

Financial Representative Agreement

May 7, 2009

4.4 The Company covenants and agrees to provide Agent with copies of all press releases, quarterly and annual financial statements, and other material public information.

4.5 The Company commits to delivering financial communications to its shareholders on the same schedule as required by the Securities and Exchange Commission of publicly traded companies.

4.6 The Agent will, in performing the Services, be entitled to rely on and assume, without investigation or verification or any obligation or duty to do so, the accuracy and completeness of all public information that has been issued or released to the public by the company.

4.7 Any arrangements made by the Company with any broker or other persons with whom the Company is or may be involved are the total responsibility of the Company. Upon payment made by the Company to Agent of Agent’s fee, Agent will hold the Company free and harmless from any and all claims, liabilities, commissions, fees, or expenses in connection with the transaction from any party who alleges a relationship with or through Agent and the Agent Proposed Investors.

4.8 During the Term, the Company agrees to attend the annual J.P. Turner & Company Investment Banking Conference. The cost to the Company for the conference will not be greater than the cost to any other sponsored company attending the conference.

4.9 This Agreement and the terms of this Agreement are strictly confidential and shall only be disclosed as required by law, advice of counsel or upon mutual written consent of the parties, in any case only after reasonable prior written notice to the Parties. Without limiting the generality of the foregoing, the Company must approve in advance, in writing, any press release of the Company’s mentioning or including the name of Agent.

5.0 OTHER

5.1 In the event of any dispute between the Company and Agent arising under or pursuant to the terms of this Agreement, or any matters arising from the performance of the Services, the same shall be settled only by arbitration through FINRA Dispute Resolution in Fulton County, State of Georgia, in accordance with the Code of Arbitration Procedure published by FINRA Dispute Resolution. The determination of the arbitrators shall be final and binding upon the Company and Agent and may be enforced in any court of appropriate jurisdiction. This Agreement shall be construed by and governed exclusively under the laws of the State of Georgia, without regard to its conflicts of law provisions.

5.2 The Company agrees to indemnify and hold harmless Agent and each person, if any, who controls Agent within the meaning of the Securities Act of 1933, as amended (the “Act”), its officers, and its employees (collectively, the “Agent and its Personnel”) from and against any losses, claims, damages or liabilities, joint or several (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense, investigation and collection and all attorneys’ fees), to which Agent and its Personnel may become subject, under the Act or otherwise, insofar, as such losses, claims, damages or liabilities (or actions in respect thereof); (i) arising out of or are based upon any untrue statement or alleged untrue statement of any material fact made by the Company its officers, employees, agents, and the legal counsel; (ii) arising out of or are based upon any omission or alleged omission of material fact necessary to make any statement not misleading, made by the Company its officers, employees, agents, and its legal counsel; and (iii) arising out of or based upon any violation of the representations and warranties of the Investor.

5.3 Agent agrees to indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of the Securities Act of 1933, as amended (the “Act”), its officers, and its employees (collectively, the “Company and its Personnel”) from and against any losses, claims, damages or

Quantum Fuel Systems Technologies Worldwide, Inc.

Financial Representative Agreement

May 7, 2009

liabilities, joint or several (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense, investigation and collection and all attorneys’ fees), to which Company and its Personnel may become subject, under the Act or otherwise, insofar, as such losses, claims, damages or liabilities (or actions in respect thereof); (i) arising out of or are based upon any untrue statement or alleged untrue statement of any material fact made by the Agent its officers, employees, agents, and the legal counsel; (ii) arising out of or are based upon any omission or alleged omission of material fact necessary to make any statement not misleading, made by Agent its officers, employees, agents, and its legal counsel; and (iii) arising out of or based upon any violation of the representations and warranties of the Investor.

5.4 If any clause or provision of this Agreement is illegal, invalid or unenforceable under applicable present or future Laws effective during the Term, the remainder of this Agreement shall not be affected. In lieu of each clause or provision of this Agreement that is illegal, invalid or unenforceable, there shall be added as a part of this Agreement a clause or provision as nearly identical as may be possible and as may be legal, valid and enforceable. In the event any clause or provision of this Agreement is illegal, invalid or unenforceable as aforesaid and the effect of such illegality, invalidity or unenforceability is that either party no longer has the substantial benefit of its bargain under this Agreement and a clause or provision as nearly identical as may be possible cannot be added, then, in such event, such party may in its discretion cancel and terminate this entire Agreement provided such party exercises such right within a reasonable time after such occurrence.

5.5 The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement and that this Agreement has been fully reviewed and negotiated by the parties and their respective counsel. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

5.6 This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. To be effective, all waivers must be in writing, signed by both parties. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other except as may be specifically limited herein.

5.7 This Agreement contains the entire agreement between Agent and the Company concerning the Services and correctly sets forth the rights and duties of each of the parties to each other concerning that matter as of the Engagement Date. Any agreement or representation concerning the subject matter of this Agreement or the duties of Agent to the Company in relation thereto, not set forth in this Agreement, is null and void.

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Quantum Fuel Systems Technologies Worldwide, Inc.

Financial Representative Agreement

May 7, 2009

If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

Very truly yours,

/s/ Patrick John Power
Patrick John Power
Managing Director, Investment Banking J.P. Turner & Company, LLC

Accepted and approved this 8th day of May, 2009

/s/ Alan P. Niedzwiecki
Mr. Alan P. Niedzwiecki
Chief Executive Officer and President Quantum Fuel Systems Technologies, Inc.